UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): March 18, 2013

Rimage Corporation
(Exact name of Registrant as Specified in its Charter)

Minnesota
(State Or Other Jurisdiction Of Incorporation)

000-00619	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

7725 Washington Avenue South Minneapolis, MN	55439
(Address Of Principal Executive Offices)	(Zip Code)

(952) 683-7900
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Items under Sections 2, 3, 4 and 6 through 8 are not applicable and therefore omitted.

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 18, 2013, Rimage Corporation (the “Company”) entered into an agreement (the “Agreement”) with Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III (collectively, “Dolphin”).

Under the terms of the Agreement, the Company agreed, among other things, to increase the size of its Board of Directors from seven to eight members and to elect Justin A. Orlando to the Company’s Board of Directors, as well as appoint him to the Compensation Committee and the Governance Committee of the Board. The Company has agreed to nominate Mr. Orlando for election to the Company’s Board of Directors at the 2013 Annual Meeting and solicit proxies for the election of Mr. Orlando in the same manner as the Company’s other nominees standing for election to the Board. Until the date on which Dolphin has sold shares of common stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding common stock, Dolphin has the right to replace Mr. Orlando with a qualified director substitute, with the qualifications and appointment of such substitute director subject to the provisions of the Agreement. The Company also agreed to appoint Daniel J. Englander as an observer to the Board of Directors, with the rights and limitations as described in the Agreement, until the earlier of the date that is 10 days prior to the nomination deadline for the Company’s 2014 Annual Meeting of Shareholders (“2014 Annual Meeting”) or the date on which Dolphin sells common stock such that it ceases to beneficially own in the aggregate at least 5.0% of the then outstanding common stock. The Company also agreed to use its reasonable best efforts to appoint a ninth director to the Board with relevant enterprise software industry experience.

Pursuant to the Agreement, Dolphin has irrevocably withdrawn the letter it submitted to the Company on December 10, 2012, in which Dolphin nominated director candidates to be elected to the Company’s Board of Directors at the Company’s 2013 Annual Meeting. Furthermore, Dolphin will not, nor will it encourage any other person to, nominate any person for election at the 2013 Annual Meeting or submit proposals for consideration at the 2013 Annual Meeting, nor will it engage in certain activities related to “withhold” or similar campaigns with respect to the 2013 Annual Meeting.

The Agreement further provides that Dolphin will vote all of the shares of the Company’s common stock that it beneficially owns in favor of the election of each of the Company’s nominees for election to the Board at the 2013 Annual Meeting and in accordance with the recommendations of the Company’s Board of Directors with respect to all other proposals presented to shareholders at the 2013 Annual Meeting.

Dolphin is also subject to a standstill provision under the Agreement. Such provisions generally remain in effect until 10 business days prior to the deadline for the submission of shareholder nominations for the Company’s 2014 Annual Meeting. Among other things, the standstill provision restricts Dolphin and certain of its affiliates and associates from (i) becoming the beneficial owner of more than 9.90% of the Company’s common stock, (ii) engaging in certain proxy solicitations, (iii) seeking additional representation on the Company’s Board of Directors or otherwise seeking to control or influence the Company’s management, Board or policies or encouraging any third party to do so, (iv) making certain shareholder proposals or public statements relating to certain transactions or activities, (v) soliciting consents from shareholders, or (vi) encouraging or influencing any person with respect to the voting or disposition of the Company’s securities at any annual or special meeting of shareholders.

This foregoing summary of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

The summary of the Agreement in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.02.

Upon recommendation of the Governance Committee of the Board of Directors of the Company, the Board of Directors elected Justin A. Orlando as a director to serve a term ending at the Company’s 2013 Annual Meeting in accordance with the Agreement. Mr. Orlando’s election to the Board of Directors is effective March 18, 2013. Also in accordance with the Agreement, the Board of Directors appointed Mr. Orlando to the Compensation Committee and the Governance Committee effective March 18, 2013. Mr. Orlando is an “Independent Director” under the Nasdaq Listing Rules.

The Company announced the election of Mr. Orlando through the press release attached hereto as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
10.1	Agreement dated March 18, 2013 among Rimage Corporation and Dolphin Limited Partnership III, L.P., Dolphin Associates III, LLC, and Dolphin Holdings Corp. III.

99.1	Press Release issued on March 18, 2013.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RIMAGE CORPORATION

By:	/s/ James R. Stewart
James R. Stewart
Chief Financial Officer

Date: March 22, 2013